United States

Securities And Exchange Commission

Washington, D.C. 20549

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FORM 8—K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Act of 1934

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Date of report (date of earliest event reported):  July 30, 2007

UNIVERSAL GUARDIAN HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	000-24755 (Commission File Number)	33-0379106 (I.R.S. Employer Identification No.)

4695 MacArthur Court
Suite 300
Newport Beach, California 92660
(949) 861-8295

(Address of principal executive offices) (Zip Code)
(Registrant's telephone number, including area code)

N/A

(Former name or former address, if change since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Universal Guardian Holdings, Inc. (“we”, “our company” or “Universal Holdings”) files this report on Form 8-K to report the following transactions or events:

Section 2 — Financial Information

Item 2.05.

Costs Associated with Exit or Disposal Activities

On July 30, 2007, the board of directors of Universal Holdings decided to suspend US based operations in order to focus on growth and profitability within the Services Group.  The Services Group has been and continues to be the principal source of the company’s revenues.  The suspension of operations eliminates significant overhead costs, thereby allowing the company to use existing resources for the Services Group.  As part of this decision, Universal Holdings will lay-off or otherwise eliminate both operational and administrative staff for all U.S. based operations.  The reduction in staffing will be completed immediately.  We are unable at this time to make a good faith estimate of the costs associated with the suspension of operations, including contract termination and employee benefits.

In the longer term, Universal Holdings intends to reactivate US based operations.  We are seeking to raise the additional capital required through the public or private sale of debt or equity securities, the procurement of advances on contracts or licenses, funding from joint-venture or strategic partners, debt financing or short-term loans, the sale of our operational groups, or a combination of the foregoing.  We may also seek to satisfy indebtedness without any cash outlay through the private issuance of debt or equity securities.  Universal Holdings currently does not have any binding commitments for, or readily available sources of, additional financing.  The company cannot give you any assurance that it will be able to secure the additional cash or working capital we may require to continue operations.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated at Newport Beach, California, this 31st day of July, 2007.

UNIVERSAL GUARDIAN HOLDINGS, INC., a Delaware corporation
By:	/s/ Michael J. Skellern
Michael J. Skellern Chief Executive Officer (principal executive officer)